Exhibit 23.7
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128945, 333-128553, and 333-125927) and on Form S-8 (Nos. 333-140111, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, and 333-128038) of Liberty Global, Inc. of our report dated June 12, 2007 relating to the consolidated financial statements of Telenet Group Holding NV as of December 31, 2006 and 2005, and for the years then ended, which appears in Liberty Global, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2006.
Antwerp, Belgium, June 14, 2007
PricewaterhouseCoopers Bedrijfsrevisoren bcvba
Represented by,
/s/ B. Gabriëls